Exhibit 99.1
November 7, 2011
Dear Fellow Huntington Shareholder:
We are pleased to report 2011 third quarter net income of $143.4 million, or $0.16 per common share. This represented a modest decrease of 2% from the prior quarter and an increase of over 40% from the year-ago quarter. We maintained the quarterly cash dividend on the common stock at $0.04 per common share, thus staying within the targeted payout range of 20%-30% established by the board of directors last quarter.
There were many positives that confirm we are making significant progress to improve the long-term level and stability of returns we generate for the owners of the company. Revenue grew. Net interest income increased, reflecting strong loan and deposit growth. Noninterest income increased, reflecting growth in key activities such as electronic banking and service charges on deposit accounts, as well as a gain from an automobile loan securitization. These successes are a direct result of the strategic investments we have made over the last two years. We are especially pleased with the momentum in both consumer household and commercial relationship growth resulting from our “Fair Play” banking philosophy and Optimal Customer Relationship (OCR) sales approach.
Third Quarter Performance Overview
Third quarter results represented good progress against our strategic plan designed to improve long-term profitability and shareholder returns despite significant headwinds from the operating and interest rate environment. We were still able to produce a solid 13% return on tangible common equity, even as we took several steps to continue to reduce risk and bolster liquidity during a quarter marked by political and economic uncertainty.

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Our key objective is generating an appropriate return while reducing risk for our shareholders. Over the last two years, we have significantly improved the risk profile of the balance sheet by increasing capital, strengthening reserves, and reducing the concentrations of higher risk, noncore commercial real estate loans. Our super prime indirect automobile portfolio has performed extraordinarily well over this cycle, and recently we have seen strong growth by taking advantage of dislocations in several markets by hiring local teams and applying Huntington’s proven underwriting and sales process. By restarting our automobile securitization program this quarter, we can maintain the size of the portfolio at appropriate levels while freeing up balance sheet capacity for continued expansion of the business.

	2011
	Third	Second	Change
(in millions)	Quarter	Quarter	Amount	%
Net interest income	$406.5	$403.3	$3.1	1%
Provision for credit losses	43.6	35.8	7.8	22
Noninterest income	258.6	255.8	2.8	1
Noninterest expense	439.1	428.4	10.7	2

Income before income taxes	182.3	194.9	(12.6)	(6)
Provison for income taxes	38.9	49.0	(10.0)	(20)

Net income	143.4	145.9	(2.5)	(2)

Dividends on preferred shares	7.7	7.7	(0.0)	(0)

Net income applicable to common shares	$135.7	$138.2	$(2.5)	(2)%

Net income per common share-diluted	$0.16	$0.16	$—	0%
Net income in the third quarter was $143.4 million, down $2.5 million, or 2%, from the prior quarter. Drivers of the decrease were an increase in noninterest expense and an increase in provision expense, partially offset by an increase in fully-taxable equivalent revenue, reflecting an increase in both net interest and noninterest income.
Net interest income increased $3.1 million, or 1%, from the prior quarter. This reflected a $0.8 billion, or 2% (6% annualized), increase in average earning assets and was partially offset by a 6 basis point decline in the fully-taxable equivalent net interest margin to 3.34%. The increase in average earning assets was driven by an increase in average loans. Loan growth was broad based with every category of loans growing, except noncore commercial real estate (CRE), which continued its planned decline. Average total core deposits grew in line with loans, and we continued to experience a mix shift from higher cost core certificates of deposit to lower cost total demand deposits.
Total noninterest income increased $2.8 million, or 1%. This included an increase in other income, reflecting the gain on sale from the aforementioned automobile securitization and an increase in market-related gains and capital markets income, partially offset by a decline in Small Business Administration (SBA) servicing income. Service charges on deposit accounts and electronic banking income increased, primarily driven by increased customer activity and strong customer growth. These benefits were partially offset by a decline in mortgage banking income, primarily driven by a negative change in the net mortgage servicing rights (MSR) valuation, which is highly sensitive to changes in interest rates. The majority of the negative change in MSR valuation occurred over the last two weeks of the quarter, concurrent with the Fed’s implementation of “Operation Twist”.
Noninterest expense increased $10.7 million, or 2%. Personnel costs increased with more than half of that increase coming from increased salary, severance, and healthcare costs. Outside data processing and other services increased, primarily due to costs associated with a conversion to MasterCard as our new debit card brand and processor.
Credit quality continued to improve. During the quarter, net charge-offs fell 7% to $90.6 million, or an annualized 0.92% of average total loans and leases, and was the first time net charge-offs have been below 1.00% of average total loans since the third quarter of 2008. Nonaccrual loans and total Criticized commercial loans decreased 8% and 4%, respectively. The period end allowance for credit losses remained strong at 2.71% of total loans and leases and 187% coverage of nonaccrual loans. The provision for credit losses was $43.6 million, while $47.0 million less than net charge-offs it was $7.8 million, or 22%, above the prior quarter. This reflected the combination of strong loan growth and the expectation of a weaker and prolonged economic recovery.

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Capital also continued to strengthen as all of our period-end capital ratios improved. In particular, our Tier 1 common risk-based capital ratio improved 25 basis points to 10.17%. This is the ratio that has gained prominence with regulators. The recent international banking Basel III accord sets this ratio minimum at 7.0%, with an additional buffer of up to 2.5% for Globally Systemically Important Financial Institutions (GSIFI).
While we are not a Global Systemically Important Financial Institutions (GSIFI), the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that any bank with assets over $50 billion be subject to additional scrutiny. U.S. regulators have identified such qualifying banks as Systemically Important Financial Institutions (SIFI). Huntington, at $55 billion in assets, is among the smallest of the SIFI group. While banks have several years to reach the newly targeted capital levels, most U.S. banks are expected to reach them much earlier. At this time, it is not known how much our required buffer will be, if any. But we believe our capital ratios at September 30, 2011, will meet the new requirements.
“Optimal Customer Relationship” Update
Through our customer relationship centric sales process, which we call Optimal Customer Relationship (OCR), we focus on increasing overall customer profitability and retention by deepening product and service penetration. Last quarter, we first introduced some of our metrics around OCR within our consumer businesses. Earlier this past quarter, we introduced similar metrics for our commercial businesses. In the third quarter, we continued to see strong results across both groups of customers.
For commercial relationships, Huntington is now the primary bank for the vast majority of those customers and no longer just a lender. This has led to significant growth in fee-related activities such as treasury management and capital markets services, as well as commercial deposits. The percent of commercial relationships with over four products at the end of the 2011 third quarter was 29.2%, up from 23.1% a year ago. For the first nine months of this year, commercial relationships grew at an 8.6% annualized rate, up from 4.9% for full year 2010.
For consumer relationships, there continues to be significant angst in the market place, as many banks struggle with how they position themselves with consumers. Huntington clearly defined how we want to be valued by current and potential customers. The benefits offered by our “Fair Play” banking philosophy with products such as Asterisk-Free Checking™ and Huntington Plus Checking™, with features like 24-Hour Grace®, free identity theft protection, and a no fee debit-card, are resonating strongly with existing and potential customers. For the first nine months of this year, consumer checking account households grew at a 10.8% annualized rate, up from 6.8% in 2010. The percent of consumer checking account households with four or more products at the end of the 2011 third quarter was 72.8%, up from 68.5% a year ago.
Expectations
The lack of prospects for meaningful economic improvement, higher interest rates, and wider spreads between short-term and medium-term interest rates for the foreseeable future is a challenge. These revenue headwinds are magnified by the continued fragility of borrower and consumer confidence. Nevertheless, we expect to continue making selective investments in initiatives to grow long-term profitability, remaining disciplined in our loan and deposit pricing, staying focused on increasing customer product penetration, and working to improve operating efficiency. Our success in growing and deepening relationships presents us with an opportunity to expand revenue.

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Net interest income is expected to continue to show very modest improvement from the third quarter level. The momentum we are seeing in loan and low cost deposit growth is expected to continue. Yet, those benefits are expected to be mostly offset by downward pressure on the net interest margin due to the anticipated continued mix shift to lower-rate, higher quality loans and lower securities reinvestment rates, given the low absolute level of interest rates and shape of the yield curve. If the current interest rate environment, which has partially resulted from the Federal Reserve’s “Operation Twist”, remains unchanged through 2012, it could cause our net interest margin to drop modestly below our long-term targeted range of 3.30%-3.75%. We again anticipate the increase in total core deposits to match that of loans, reflecting continued growth in consumer households and commercial relationships. Further, we expect the shift toward low- and no-cost demand deposits and money market accounts will continue.
Noninterest income is expected to show a modest decline in the 2011 fourth quarter, primarily due to an anticipated 50% decline in electronic banking income from the third quarter, given the newly mandated lower interchange fee structure implemented October 1, 2011. We expect to see continued growth of service charge income commensurate with customer growth and increased product penetration. Mortgage banking income should return to levels seen in the first half of the year as the third quarter’s sizable MSR impairment is not expected to repeat, though a modest slowdown in refinance application volume is expected. We also anticipate continued growth in the contribution from other key fee income activities including capital markets, treasury management services, and brokerage, reflecting the impact of our cross-sell and product penetration initiatives throughout the company, as well as the positive impact from strategic initiatives.
Expense levels are expected to decline modestly in coming quarters, though strategic actions like the current debit card conversion may cause short-term fluctuations.
Nonaccrual loans and net charge-offs are expected to continue to decline. The provision for credit losses should remain near current levels. However, there could be some volatility given the uncertain and uneven nature of the economic recovery.
Disciplined management of capital to improve long-term shareholder returns is important. The common stock dividend increase earlier this year was just one component of our longer-term plan. Our capital is expected to continue to increase with earnings. We continue to review potential capital management options and note that during the first quarter of 2012 we will be participating, for the first time, in the Federal Reserve’s Comprehensive Capital Analysis and Review (CCAR).
In closing, I want to thank you for again allowing me the opportunity to share these views with you and appreciate your feedback. As a reminder, if you want a more robust and technical discussion of performance, it is easily available (see note in the box below). We appreciate your continued support.
Sincerely,
Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 10/20/11 Earnings Press Release, Quarterly Performance Discussion, and Quarterly Financial Review documents and our SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor Relations (614) 480-5676.

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Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.